As filed with the Securities and Exchange Commission on ______________________.	Registration No. ____________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZEOLITE EXPLORATION COMPANY
(Name of small business issuer in its charter)

Nevada	1081	N/A
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

ZEOLITE EXPLORATION COMPANY 2272 West Seventh Avenue Suite 318 Vancouver, British Columbia Canada V6K 1Y2 (604) 731-7040	Conrad C. Lysiak, Esq. 601 West First Avenue Suite 503 Spokane, Washington 99201 (509) 624-1475
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. []

CALCULATION OF REGISTRATION FEE

Securities To Be Registered	Amount To Be Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee [1]
Shares of Common Stock:	2,000,000	$0.10	$200,000	$100.00

  [1] Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE

COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

ZEOLITE EXPLORATION COMPANY
Shares of Common Stock
No Minimum - 2,000,000 Maximum

Before this offering, there has been no public market for the common stock.

We are offering up to a total of 2,000,000 shares of common stock on a best efforts, no minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 90 days from the effective date and may be extended for an additional 90 days if we so choose to do so.

Douglas H. Hopper, one of our officers and directors, will sell the securities.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

	Price Per Share	Aggregate Offering Price	Proceeds to Us
Common Stock	$0.10	$200,000	$150,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It's illegal to tell you otherwise.

The date of this prospectus is ________________________.

TABLE OF CONTENTS

Page No.
Summary of Prospectus	5

Risk Factors
Risks Associated with Our Company
Because our auditors have issued a going concern opinion and because our officers and directors will not loan any money to us, we may not be able to achieve our objectives and many have to suspend or cease operations.
We lack an operating history and have losses which we expect to continue into the future. If the losses continue we will have to suspend operations or cease operations.
We have no known ore reserves and we cannot guaranty we will find any zeolite or if we find zeolite that production will be profitable. If that happens we will have to cease operations.
Rain and snow make the road leading to our property impassable during four months of the year. This will delay our proposed exploration operations which could prevent us from generating revenues.
Because we are small and do not have much capital, we must limit our exploration and as a result may not find mineralized material. If we do not find mineralized material, we will cease operations.
We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend operations.
Because our officers and directors will only be devoting 25% of their time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration.
Because title to our property is held in the name of another person, if he transfers our property to someone other than us, we will cease operations.
 Risks Associated with this Offering
Because our officers and directors will own more than 50% of the outstanding shares after this offering, they will be able to decide who will be directors and you may not be able to elect any directors.
Because Messrs Brandys and Hopper are risking a small amount of capital and property, while you on the other hand are risking up to $200,000, if we fail you will absorb most of our loss.
Because there is no public trading market for our common stock, you may not be able to resell you stock.
Because we will close the offering even if we do not raise enough funds to complete exploration, you may lose your investment.
Because one of our officers will be making a contemporaneous offering by Zeolite Mining there could be a conflict of interest between Zeolite Mining and us.
Our officers and directors have conflicts of interest in that they are officers and directors of other companies which will prevent them from devoting full_time to our operations which may affect our operations.

6 6 6 6 7 7 7 7 8 8 8 8 8 8 9 9
Use of Proceeds	9
Determination of Offering Price	10
Dilution of the Price You Pay for Your Shares	11
Plan of Distribution; Terms of the Offering	14
Business	17
Management's Discussion and Analysis of Financial Condition and Results of Operations	23
Management	25
Executive Compensation	27
Principal Shareholders	27
Description of Securities	29
Certain Transactions	30
Litigation	30
Experts	29
Legal Matters	31
Financial Statements	31

SUMMARY OF OUR OFFERING

Our business

We are an exploration company. We own one property consisting of two claims. We intend to explore for zeolites on our property.

Our administrative office is located at 2272 West Seventh Avenue, Suite 318, Vancouver, British Columbia, Canada V6K 1Y2 , telephone (604) 731-7040 and our registered statutory office is located at 3110 Sunset Road, Suite H1, Las Vegas, Nevada 89120. Our fiscal year end is July 31.

The offering

Following is a brief summary of this offering:

Securities being offered	Up to 2,000,000 shares of common stock, par value $0.00001.
Offering price per share	$ 0.10
Offering period	The shares are being offered for a period not to exceed 90 days, unless extended by our board of directors for an additional 90 days.
Net proceeds to our company	Approximately $150,000.
Use of proceeds	We will use the proceeds to pay for offering expenses, research and exploration.
Number of shares outstanding before the offering	5,000,000
Number of shares outstanding after the offering if all of the shares are sold	7,000,000

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

Balance Sheet		As of July 31, 2001 (Audited)
Total Assets Total Liabilities Stockholders Equity Income Statement	$ $ $ $	11,500 11,000 275,000 (274,500)
Revenue Total Expenses Net Loss	$ $ $	0 274,500 (274,500)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with our company:

1. Because our auditors have issued a going concern opinion and because our officers and directors will not loan any money to us, we may not be able to achieve our objectives and many have to suspend or cease operations.

Our auditors have issued a going concern opinion. This means that there is doubt that we can continue as an ongoing business for the next twelve months. Because our officers and directors are unwilling to loan or advance any additional capital to us, we believe that if we do not raise at least $50,000 from our offering, we may have to suspend or cease operations within four months.

2. We lack an operating history and have losses which we expect to continue into the future. If the losses continue we will have to suspend operations or cease operations.

We were incorporated on May 11, 2001 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $274,500. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

* our ability to find zeolite on our property
* our ability to generate revenues
* our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our property. We cannot guaranty that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

3. We have no known ore reserves and we cannot guaranty we will find any zeolite or if we find zeolite that production will be profitable. If that happens we will have to cease operations.

We have no known ore reserves. We have not identified any zeolite on the property and we cannot guaranty we will ever find any zeolite. Even if we find that there is zeolite on our property, we cannot guaranty that we will be able to recover the zeolite. Even if we recover zeolite, we cannot guaranty that we will make a profit. If we can't find zeolite or it is not economical to recover the zeolite, we will have to cease operations.

4. Rain and snow make the road leading to our property impassable during four months of the year. This will delay our proposed exploration operations which could prevent us from generating revenues.

Our proposed exploration work can only be performed approximately five to six months out of the year. This is because rain and snow cause roads leading to our property to be impassible during four months of the year. When roads are impassible, we are unable to work and as a consequence, unable generate revenues.

5. Because we are small and do not have much capital, we must limit our exploration and as a result may not find mineralized material. If we do not find mineralized material, we will cease operations.

Because we are small and do not have much capital, we must limit our exploration. Because we may have to limit our exploration, we may not find mineralized material, even though our property may contain mineralized material. If we don't find mineralized material, we will cease operations.

6. We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locates products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need

8. Because our officers and directors will only be devoting 25% of their time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration.

Because our officers and directors will only be devoting 25% of their time to our operations, our operations may be sporadic and occur at times which are convenient to officers and directors. As a result, exploration of our property sporadic, interrupted or suspended.

9. Because title to our property is held in the name of another person, if he transfers our property to someone other than us, we will cease operations.

Title to our property is not held in our name. Title to our property is recorded in the name of Douglas Hopper. If Mr. Hopper transfers our property to a third person, the third person will obtain good title and we will have nothing. If that happens we will be harmed in that we will not own any property and we will have to cease operations.

Risks associated with this offering:

10. Because our officers and directors will own more than 50% of the outstanding shares after this offering, they will be able to decide who will be directors and you may not be able to elect any directors.

Even if we sell all 2,000,000 shares of common stock in this offering, Messrs Brandys and Hopper will still own 5,000,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, Messrs Brandys and Hopper will be able to elect all of our directors and control our operations.

11. Because Messrs Brandys and Hopper are risking a small amount of capital and property, while you on the other hand are risking up to $200,000, if we fail you will absorb most of our loss.

Messrs Brandys and Hopper, our only shareholders will receive a substantial benefit from your investment. They are supplying the property to be explored which is valued at $500, paid expenses of $11,000. You, on the other hand, will be providing all of the cash for our operations. As a result, if we cease operations for any reason, you will loose your investment while Messrs Brandys and Hopper will lose only approximately $11,500.

12. Because there is no public trading market for our common stock, you may not be able to resell you stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

13. Because we will close the offering even if we do not raise enough funds to complete exploration, you may lose your investment.

There is no minimum number of shares that must be sold in this offering, even if we raise a nominal amount of money. Any money we receive will be immediately appropriated by us. We may not raise enough money to start or complete exploration. No money will be refunded to you under any circumstances. As a result you may lose your investment.

14. Because one of our officers will be making a contemporaneous offering by Zeolite Mining there could be a conflict of interest between Zeolite Mining and us.

Messrs Brandys and Hopper are also officers and directors of Zeolite Mining Corporation. Zeolite Mining is also offering shares of common stock for sale. Zeolite Mining and our corporation are identical with the exception of the property to be explored. Mr. Brandys is exclusively selling the shares of Zeolite Mining while Mr. Hoopper is exclusively selling our shares. A conflict could occur if both officers and directors offer shares of each company to the same person.

15. Our officers and directors have conflicts of interest in that they are officers and directors of other companies which will prevent them from devoting full-time to our operations which may affect our operations.

Our officers and directors have conflicts of interest in that they are officers and directors of other companies. Messrs Brandys and Hopper's other activities will prevent them from devoting full-time to our operations. This will slow our operations and may reduce our financial results because of the slow down in operations.

USE OF PROCEEDS

Our offering is being made on a best efforts - no minimum basis. The net proceeds to us after deducting offering expenses of $50,000 will be $150,000 if all of the shares are sold. The first $50,000 raised will be used offering expenses. We will use the net proceeds as follows:
Amount raised	$50,000	$100,000	$150,000	$200,000

Allocation

Offering expenses Exploration Working capital	$ $ $	50,000 0 0	$ $ $	50,000 45,000 5,000	$ $ $	50,000 95,000 5,000	$ $ $	50,000 140,000 10,000

Proceeds will be first used to pay the offering expenses, then for exploration, then for working capital, and finally the loans. If there is not enough money to pay the offering expenses, the unpaid portion will be accrued as a liability.

The offering expenses are estimated. Our officers and directors have advanced a portion of the offering expenses. As of today's date, they have advanced $11,000 personally. Advances will not be repaid from the proceeds of this offering.

If less than $50,000 is raised in this offering, the money will be paid in the following order: (1) legal services; (2) accounting fees; (3) engineering fees; (4) fees due the transfer agent; and, (5) printing expenses.

Exploration expenditures consist of consulting services, costs of obtaining geologic literature, costs of obtaining personal interviews with geologists, mining engineers and others familiar with the properties. Exploration expenditures also include the cost of mapping, geophysical testing, geochemical testing, and digging trenches, pits and tunnels. We are not going to spend any sums of money or implement our exploration program until this offering is completed. We have not begun exploration. We cannot allocate specific amounts to the specific items. That is because we do not know what we will find, if anything.

We have allocated up to $20,000 for research, geologic mapping, geophysical testing geochemical testing of the property and the initiation of trenching. $40,000 has been allocated for the initial examination of the underground characteristics, further trenching and drift driving. Drift driving is the process of constructing a tunnel to take samples of minerals for testing. Finally, we have allocated $80,000 for precisely defining the depth, the width, the length, the tonnage and the value per ton of any mineral body through extensive drift driving. Money received from the offering for exploration will be applied in the order of the foregoing items.

We cannot be more specific about the application of proceeds for exploration, because we do not know what we will find. If we attempted to be too specific, every time an event occurred that would change our allocation, we would have to amend this registration statement. We believe that the process of amending the registration statement would take an inordinate amount of time and not be in your best interest in that we would have to spend money for legal fees which could spent on exploration.

Working capital is the cost related to operating our office. It is comprised of expenses for telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, expenses of filing reports with the SEC, and the salary of one secretary, if needed,

We have only one milestone. The milestone is the discovery of mineralized material or exhaust exploration of the property. If we discover mineralized material, we will consider developing our property. To develop the property we must determine that it is profitable to do so. Our exploration program is not intended to evaluate our property for development. If we find mineralized material, we intend to raise additional capital to evaluate our property for the purpose of developing it. If we exhaust exploration of our property and do not find mineralized material, we will cease operations. Exhaustion will occur when management believes that there is no reasonable likelihood that mineralized material is located on the property.

Our offering will be completed 90 days after the effective date, 180 days if extended by the board of directors, or when $200,000 is raised, which ever occurs first.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

* our lack of operating history
* the proceeds to be raised by the offering
* the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
* our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of July 31, 2001, the net tangible book value of our shares of common/ stock was $(2,500) or approximately NIL per share based upon 5,000,000 shares outstanding.

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 7,000,000 shares to be outstanding will be $147,500, or approximately $0.02 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.02 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.02 per share.

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 6,500,000 shares to be outstanding will be $97,500, or approximately $0.015 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.015 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.015 per share.

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 6,000,000 shares to be outstanding will be $47,500, or approximately $0.001 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.01 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.0079 per share.

Upon completion of this offering, in the event 25% of the shares are sold, the net tangible book value of the 5,500,000 shares to be outstanding will be $(2,500), or approximately NIL per share. The net tangible book value of the shares held by our existing stockholders will be increased by NIL per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to NIL per share.

After completion of this offering, if 2,000,000 shares are sold, you will own approximately 28.57% of the total number of shares then outstanding shares for which you will have made a cash investment of $200,000, or $0.10 per share. Our existing stockholders will own approximately 71.43% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $275,000, or approximately $0.055 per share.

After completion of this offering, if 1,500,000 shares are sold, you will own approximately 23.08% of the total number of shares then outstanding shares for which you will have made a cash investment of $150,000, or $0.10 per share. Our existing stockholders will own approximately 76.92% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $275,000, or approximately $0.055 per share.

After completion of this offering, if 1,000,000 shares are sold, you will own approximately 16.67% of the total number of shares then outstanding shares for which you will have made a cash investment of $100,000, or $0.10 per share. Our existing stockholders will own approximately 83.33% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $275,000, or approximately $0.055 per share.

After completion of this offering, if 500,000 shares are sold, you will own approximately 9.09% of the total number of shares then outstanding shares for which you will have made a cash investment of $50,000, or $0.10 per share. Our existing stockholders will own approximately 90.91% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $275,000, or approximately $0.055 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing stockholders

Price per share
Net tangible book value per share before offering
Net tangible book value per share after offering
Increase to present stockholders in net tangible book value per share after offering
Capital contributions
Number of shares outstanding before the offering
Number of shares after offering held by existing stockholders
Percentage of ownership after offering

$ $ $ $ $	0.055 NIL 0.02 0.02 275,000 5,000,000 5,000,000 71.43%

Purchasers of shares in this offering if all shares sold

Price per share
Dilution per share
Increase to present stockholders in net tangible book value per share
Capital contributions
Number of shares after offering held by public investors
Percentage of ownership after offering

$ $ $ $	0.10 0.08 0.02 200,000 2,000,000 28.57%

Purchasers of shares in this offering if 75% of shares sold

Price per share
Dilution per share
Increase to present stockholders in net tangible book value per share
Capital contributions
Number of shares after offering held by public investors
Percentage of ownership after offering

$ $ $ $	0.10 0.085 0.015 150,000 1,500,000 23.08%

Purchasers of shares in this offering if 50% of shares sold

Price per share
Dilution per share
Increase to present stockholders in net tangible book value per share
Capital contributions
Number of shares after offering held by public investors
Percentage of ownership after offering

$ $ $ $	0.10 0.099 0.001 100,000 1,000,000 16.67%

Purchasers of shares in this offering if 25% of shares sold

Price per share
Dilution per share
Increase to present stockholders in net tangible book value per share
Capital contributions
Number of shares after offering held by public investors
Percentage of ownership after offering

$ $ $ $	0.10 0.010 Nil 50,000 500,000 9.09%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering up to a total of 2,000,000 shares of common stock on a best efforts, no minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 90 days from the effective date and may be extended for an additional 90 days if we so choose to do so.

There is no minimum number of shares that must be sold in this offering. Any money we receive will be immediately appropriated by us for the uses set forth in the Use of Proceeds section of this prospectus. No funds will be placed in an escrow account during the offering period and no money will be returned once the subscription has been accepted by us.

We will sell the shares in this offering through Douglas H. Hopper, one of our officers and directors. Mr. Hopper will receive no commission from the sale of any shares. Mr. Hopper will not register as a broker-dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

1. The person is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3. The person is not at the time of his participation, an associated person of a broker-dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months;

and (C) does not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Hopper is not subject to disqualification, is not being compensated, and is not associated with a broker-dealer. Mr. Hopper is and will continue to be one of officers and directors at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. Mr. Hopper has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

Offering period and expiration date

This offering will start on the date of this prospectus and continue for a period of 90 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

Procedures for subscribing

If you decide to subscribe for any shares in this offering, you must

1. execute and deliver a subscription agreement

2. deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "ZEOLITE EXPLORATION COMPANY."

Right to reject subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

We intend to sell our shares of common stock in the states of Colorado, Georgia, Illinois, New York, Washington, D.C., or Wyoming. Further, we will sell our securities in any foreign country where the sale of the shares does not violate the laws of the United States of America..

Section 15(g) of the Exchange Act and Rules 15g-1 through 15g-6 adopted thereunder

Our shares are covered by section 15g of the Securities Act of 1933, as amended that imposes additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generaly institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the section 15(g) and the rules thereunder, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. More specifically,

Rule 15g-1 exempts a number of specific transactions form the scope of the penny stock rules (Rules 15g-2 through 15g-6). Rule 15g-1 excludes:

a. transactions by broker-dealers that are deriving less that 5% of their securities related business from penny stocks.

b. transactions and securities of issuers that have net tangible assets of more than $2 million or $5 million (the threshold amount depends on the length of the issuer's operation).

c. securities transactions involving purchasers who are institutional accredited investors.

d. transactions that are not the result of recommendations by the broker-dealer.

e. transactions in which the customer is the issuer, director, officer, general partner, or direct or indirect beneficial owner of more than 5% of any class of equity security of the issuer of the penny stock involved in the transaction.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standard disclosure document. The required disclosure document id designed to explain the risks that are associated with penny stock investments. The disclosure document must also explain various concepts that are associated with penny stock transactions. The disclosure document also must list the broker-dealer=s obligation to the customer, a toll free telephone number for customer questions about the disciplinary history of the broker-dealer, and the customer=s rights and remedies in cases of fraud or abuse in connection with penny stock transactions.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and later confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to customer the amount of any compensation or other remuneration received as a results of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction (other than a transaction exempt under Rule 15g-1) disclose to its customers, at the time prior to the transaction, information about the sales person=s compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements. These account statements must contain the market value of the penny stocks in the customer's account.

The foregoing rules apply to broker/dealers. They do not apply to us. The application of the penny stock rules may affect your ability to resell your shares.

BUSINESS

General

We were incorporated in the State of Nevada on May 11, 2001. We intend to explore for zeolite on our property. We maintain our statutory registered agent's office at 3110 E. Sunset Road, Suite H1, Las Vegas, Nevada 89120 and our business office is located at 2272 West Seventh Aveune, Suite 318, Vancouver, British Columbia, Canada V6K 1Y2. Our telephone number is (604) 731-7040. Our offices are offices are located in the home of Allan Brandys and are used rent free.

We intend to explore for zeolites on our property. We need the proceeds from our offering to start exploring for zeolites. We have not begun exploration and will not do so until we receive some proceeds from this offering. We intend to start exploring for zeolites as soon as we have paid our offering expenses. Since there is no minimum and no refunds on sold shares, you may be investing in a company that will not have the funds necessary to commence its operations. If that occurs we will have to delay or cease operations.

We may not have enough money to complete our exploration of our property. Because we exploring raw undeveloped land, we do not know how much we will have to spend to find out if there is mineralized material on our property. It could cost as little as $10,000 and as much as $120,000 to find out. The first $50,000 we raise, however, will be used to cover the cost of this offering before we spend any money on our exploration program. Also, we do not know how much money we will raise in this offering. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. In we need additional money and can't raise it, we will have to suspend or cease operations.

Background

In October 2000, Mr. Douglas Hopper, our vice president, secretary, and a member of the board of directors staked one mineral property containing two mining claims in British Columbia, Canada. The claims are recorded in Mr. Hopper's name to avoid incurring additional fees and expenses, however, title to the claims has been conveyed to us by an unrecorded deed. An unrecorded deed is one which title to the property has been transferred to us, but the deed has not been filed with the British Columbia office of records. Title to the property is superior to all other unrecorded deeds. Should Mr. Hopper transfer title to another person and that deed is recorded before recording our deed, that person will have superior title and we will have none. If that event occurs, however, Mr. Hopper will be liable to us for monetary damages for breach of his warranty of title. We, however, are confident and comfortable in our belief that Mr. Hopper will not try to transfer the title to the property to a third person. Title is held in Mr. Hopper's name because under British Columbia provincial law, only residents of British Columbia can hold title to British Columbia mining claims. In the case of a corporation, it must be incorporated under the laws of British Columbia. Therefore, in order to transfer title to the property from Mr. Hopper to us, we will have to incorporate a wholly owned British Columbia corporation and obtain audited financial statements for the subsidiary. We believe to do so at this time is a waste of money. We have decided that if zeolite is discovered on the property and it is economical to remove the zeolite, we will incorporate the subsidiary and transfer the title to the wholly owned subsidiary corporation. We are in possession of the unrecorded deed and the decision to record or not record the deed is solely within our province.

To date we have not performed any work on our property. We have not conducted any surveying. We have only staked the property. We are presently in the exploration stage and we cannot guaranty that a commercially viable mineral deposit, a reserve, exists in our property until exploration is done and a comprehensive evaluation concludes it is economically feasibility to remove the mineralized material. Until we have discovered zeolites and determined it is economically feasible to remove the zeolites, we cannot not determine the remaining steps required before zeolite retrieval can commence.

All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of the Company=s property, that is the province of British Columbia. In the 19th century the practice of reserving the minerals from fee simple Crown grants was established. Legislation now ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as the fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. The Company=s property is one such acquisition. Accordingly, fee simple title to the Company=s property resides with the Crown. The Company=s claims are mining leases issued pursuant to the British Columbia Mineral Act . The lessee has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward.

Location and access

Our property consists of two claims. The claims are located 2.5 miles northwest of the town of Princeton, British Columbia and covers a portion of the western slopes of Mount Miner. Princeton is located approximately 185 miles east of Vancouver, British Columbia on the Southern TransProvincial Highway No. 3.

Access to the property from Princeton is via Highway 5A northward to the Old Hedley Road then east approximately 550 yards to the Dear Valley or Summerland Road. This road is taken for approximately 5 miles northward and eastward to the western slope of Mount Miner and the east-west claim line of the property.

Property geology

The major type of rock found on the property is volcanic. Zeolites occur naturally in basic volcanic rocks as cavity filings, probably as a result of deposition by fluids and vapors. Zeolites have been observed on the surface of the property by Mr. Hopper. Our officers and directors have been out to the property on a number of occasions.

Condition of the Property

The property is undeveloped. There are no plants or equipment located thereon. There are no mines, open pit or underground, on the property. There is no power source on the property. We intend to use gasoline powered generators for electricity when we begin exploration.

The lease granted from the Crown is recorded in the name of Douglas Hopper but we hold an unrecorded lease to the claims. The claims are comprised of to two unpatented mining claims. There are no mortgages, liens or other encumbrances against the property.

There are no general competitive conditions to which the properties are subject. We are the only entity that can explore the property.

The property is entirely undeveloped and in the opinion of management does not need insurance coverage.

Zeolites in general

Zeolite is any member of a family of hydrated aluminosilicate minerals that contain alkali and alkaline-earth metals. Zeolite is noted for its ability toward ion-exchange and reversible dehydration. Zeolite is used in the separation of hydrocarbons, such as in petroleum refining; drying of gases and liquids; and, pollution control by selective molecular absorption.

Our proposed exploration program

We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.

Our exploration program is designed to economically explore and evaluate our properties.

We do not claim to have any minerals or reserves whatsoever at this time on any of our properties. At any phase, if we find that we do not have adequate funds to complete a phase, we will suspend our operations and attempt to raise more money so we can proceed. If we cannot raise the capital to proceed we will cease operations until we have sufficient capital.

We intend to implement an exploration program and intend to proceed in the following three phases:

Phase 1 will begin with research of the available geologic literature, personal interviews with geologists, mining engineers and others familiar with the prospect sites. We have recently begun this phase of the exploration process on our property.

When the research is completed, our initial work will be augmented with geologic mapping, geophysical testing and geochemical testing of our claims. When available, existing workings, like trenches, prospect pits, shafts or tunnels will be examined. If an apparent mineralized zone is identified and narrowed down to a specific area by the studies, we will to begin trenching the area. We do not intend to survey the property until we determine if there is mineralized material on the property. We intend to rely upon our staking until then. The estimated fee for surveying will be approximately $2,000 - $2,500 for an area 100 yards by 50 yards.

Trenches are generally approximately 150 feet in length and 10-20 feet wide. These dimensions allow for a thorough examination of the surface structure types generally encountered in the area. They also allow easier restoration of the land to its pre-exploration condition when we conclude our operations, in the event that it is not economically feasible to remove mineralized material. Once excavation of a trench is completed, samples are taken and then analyzed for economically potential minerals that are known to have occurred in the area. Careful interpretation of this available data collected from the various tests aid in determining whether or not the prospect has current economic potential and whether further exploration is warranted. Excavation will cost approximately $2,000 - $4,000 for area of 100 yards by 50 yards.

Phase 1 will take about 3 months and cost up to $20,000.

Phase 2 involves an initial examination of the underground characteristics by Phase 1 of exploration. Phase 2 is aimed at identifying any mineral deposits of potential economic importance. The methods employed are

* more extensive trenching
* more advanced geophysical work

The geophysical work gives a general understanding of the location and extent of mineralization at depths that are reachable by surface excavations and provides a target for more extensive exploration. After a thorough analysis of the data collected in Phase 2, we will decide if the property warrants a Phase 3 study.

Phase 2 will take about 3 months and cost up to $40,000.

Phase 3 is aimed at precisely defining the depth, the width, the length, the tonnage and the value per ton of any mineral body. Phase 3 will take about 6 months and cost up to $80,000.

Based upon our plan of operations, we believe it will take one year to complete our plan of exploration at a cost not exceeding $140,000. The time allocated for each phase considers the terrain of the property, ability to access the property with equipment, and the fact that our officers and directors will only be devoting 25% of their time to our operations.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves. We do not have any plans to take our operations from Phase 3 to revenue generation and no consideration will be given to development until we find mineralized material which is profitably recoverable.

No further disclosure has been made regarding the phases of exploration. We believe that to do so would be to introduce speculative unsupportable predictions that we believe would be materially misleading because our property is an unexplored, undeveloped piece of land. We don=t know what we will find, if anything, and because we have not even begun exploration we cannot possibly predict what we will find. We are an exploration company. If we find economically recoverable mineralized material, we will have to raise additional funds to extract the same. Then we will become a development stage company.

Competitive factors

The zeolite mining industry is fragmented. We compete with other exploration companies looking for zeolites. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the zeolite mining market. While we compete with other exploration companies, there is no competition for the exploration or removal or mineral from our property. Readily available zeolite markets exist in Canada and around the world for the sale of zeolite. Therefore, we will be able to sell any zeolite that we recover and elect to sell.

Natural zeolite is used for pet litter, animal fee supplement, fertilizer carrier, oil absorbent, odor control, aquaculture, horticulture applications, desiccants, gas absorbents, catalysts, and water purification. Approximately 50% of natural zeolite is used for cat litter.

We plan to sell any zeolite removed from our property to one or more wholesale producers. We intend to sell our zeolite to Allie's Wholesale, Fraser Valley Greenhouse Supply or Pacific Northwest Garden Supply.

Regulations

Our mineral exploration program is subject to the Canadian Mineral Tenure Act Regulation. This act sets forth rules for

* locating claims
* posting claims
* working claims
* reporting work performed

We are also subject to the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our operations.

Environmental law

We are also subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration and development of mining properties. Its goals are to protect the environment through a series of regulations affecting:

1. Health and Safety
2. Archaeological Sites
3. Exploration Access

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property. We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. Prior to disturbing the surface area, we will have to submit a plan to the British Columbia Inspector of Mines describing our plan for exploration. That plan is set forth therein as Phases 1, 2, and 3. After the plan is reviewed, a permit is issued for exploration. We do not anticipate the discharge of water into active streams, creeks, rivers, lakes or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law upon termination of our operations. The cost of restoring the land to its pre-exploration condition cannot be determined until we abandon the property, if ever. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

We are in compliance with the act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business operations in the future.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only "cost and effect" of compliance with environmental regulations in British Columbia is returning the surface to its previous condition upon abandonment of our property. We cannot speculate on those costs until such time as we have conducted our exploration.

Employees

Currently, our only employees are our officers and directors. Our officers and directors are part-time employees devoting approximately 25% of their time to our operations. There duties will be handle the our day-to-day administration. We intend to hire third party independent contractors to for geology, engineering, actual surveying, excavating and mining the property. The third party independent contractors will be under our officers and directors supervision. As of today's date, we have not selected geologists, engineers, surveyors or excavators and we do not intend to do so until we have completed this offering.

Employees and employment agreements

At present, we have no employees, other than Messrs Brandys and Hopper, our officers and directors, who were compensated for their services. Messrs Brandys and Hopper do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to any employees.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

We are a start-up, exploration stage company and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that our auditors believe there is doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on our property. That cash must be raised from other sources. Our only other source for cash at this time is investments by others in our company. We must raise cash to implement our project and stay in business.

To meet our need for cash we are attempting to raise money from this offering. We cannot guaranty that we will be able to raise enough money through this offering to stay in business and we do not know how long we can satisfy our cash requirements. What ever money we do raise will be applied to exploration. If we do not raise all of the money we need from this offering, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others. We have discussed this matter with our officers, however, our officers are unwilling to make any commitment to loan us any money at this time. They are willing to review their decision in the future after they have had an opportunity to see how much money has been raised in this offering in order to determine if there is a need for additional commitments by them. Even if there is a need for additional money, there is no assurance that the officers and directors will loan additional money to us. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. Other than as described in this section, we have no other financing plans.

A description of our plan of operations is located in the Business section of this prospectus. We will be conducting research in connection with the exploration of our property. The research we intend to conduct is explained in Phase 1 of our proposed operations. We are not going to buy or sell any plant or significant equipment.

Currently, our only employees are our officers and directors. Our officers and directors are part-time employees devoting approximately 25% of their time to our operations. There duties will be handle the our day-to-day administration. We intend to hire third party independent contractors to for geology, engineering, actual surveying, excavating and mining the property. The third party independent contractors will be under the supervision of our officers and directors. As of today's date, we have not selected geologists, engineers, surveyors or excavators and we do not intend to do so until we have completed this offering.

Limited operating history; need for additional capital

There is no historical financial information about our company upon which to base an evaluation of our performance. We are an exploration stage company and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we conduct into the research and exploration of our properties before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of operations

From inception on May 11, 2001.

We just recently acquired our first property and will be commencing the research and exploration stage of our mining operations on that property upon completion of this offering. We intend to begin exploration within thiryt days of completing this offering.

Since inception, our officers and directors have advanced the cost of our organization. The cost of our organization are legal fees for incorporation and preparing this registration statement; fees paid to our auditors; and the cost of obtaining our property. The costs of organization from May 11, 2001 to July 31, 2001 were $11,500. The costs are based upon our out-of-pocket cost, i.e. the amount of money we had to pay for the services. The costs of organization were paid by our officers and directors. Our officers and directors paid Conrad Lysiak, our attorney, $10,000 to incorporate us and to begin preparation of this registration statement. We owe Mr. Lysiak an additional $10,000 which is due thirty days after SEC effectiveness. Other than the legal fees paid to Mr. Lysiak, no other legal fees have been in connection with this registration statement. No shares of our stock have been issued to Mr. Lysiak or to anyone for legal services.

Liquidity and capital resources

As of the date of this registration statement, we have yet to generate any revenues from our business operations.

We issued 5,000,000 shares of common stock pursuant to Section 4(2) of the Securities Act of 1933 in May 2001. This was accounted for as a compensation expense of $275,000 and advances and reimbursement by our officers and directors of expenses of $11,500. The foregoing amount is based upon paragraph 10 of APB 25 which require us to value the shares issued to our officers and directors in close proximity to a public offering, at the offering price of the shares being offered to the public.

Since our inception, Messrs Brandys and Hopper have paid expenses for us in the total sum of $11,500, which included organizational and start-up costs and operating capital.

As of July 31, 2001 our total assets were $11,500 and our total liabilities were $11,000.

MANAGEMENT

Officers and directors

Each of our directors is elected by the stockholders to a term of one year and serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The names, addresses, ages and positions of our present officers and directors are set forth below:

Name and Address	Age	Positions
Alan W. Brandys 6211 Boundary Dr. West Unit 16 Surrey, B.C.Canada V3X 3G7	45	president, treasurer, principal accounting officer and a member of the board of directors
Douglas Hopper 203 - 828 W. Hastings St. Vancouver, B.C.Canada V6C 1C8	65	vice president, secretary and a member of the board of directors

The persons named above have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of officers and directors

Alan W. Brandys has been our president, treasurer, principal accounting officer and a member of our board of directors since inception. Since October 2000, Mr. Brandys has been president, treasurer and a director of Zeolite Mining Corporation, an exploration company located in Vancouver, British Columbia. Since March 1994, Mr. Brandys has been self-employed as a financial consultant. Since October 1997, Mr. Brandys has been a director of Canica Mineral Development Inc., a British Columbia corporation located in Vancouver. Canica Mineral is engaged in the business of exploration. From April 1994 to April 1998, Mr. Brandys was a development consultant for Miranda Incorporated, an oil and gas corporation located in Independence, Kansas. Mr. Brandys was a co-founder and from March 1993 to May 1998 a director of Autotech Protection Systems Inc. located in Edmonton, Alberta, Canada. Autotech Protection was engaged in the business of car detailing for new car dealers. From June 1988 to July 1990, Mr. Brandys was vice president and Marketing of Telesis Corporation Inc., Edmonton, Alberta, Canada. Telesis Corporation was engaged in the business of manufacturing environmental safe properties. From January 1983 to April 1988, Mr. Brandys was senior stockbroker at First Commonwealth Securities Corporation, Edmonton, Alberta, Canada. From January 1981 to January 1983 Mr. Brandys was Director of Technology at Caribou Hydrocarbon Products Ltd., Vancouver, British Columbia. Caribou Hydrocarbon Products was engaged in the extraction of byproducts from wood chips. Mr. Brandys holds a Master of Business Administration degree from the University of British Columbia and a Bachelor of Science degree in biology from the University of British Columbia. Mr. Brandys will devote 25% of his time to our operation.

Douglas H. Hopper has been our vice president, secretary and a member of our board of directors since inception. Since October 2000, Mr. Hooper has been secretary and a director of Zeolite Mining Corporation, an exploration company located in Vancouver, British Columbia. Since January 1995, Mr. Hopper has been prospecting for zeolites, plantenoids, copper and gold. Mr. Hopper will devote 25% of his time to our operation.

Conflicts of interest

We believe that Alan W. Brandys and Douglas H. Hopper will be subject to conflicts of interest because they will not be devoting full-time to our operations. Messrs Brandys and Hopper are officers and directors Zeolite Mining Corporation which is engaged in the same business as us. Further, Mr. Brandys is a director of a Canica Mineral Development, an exploration company.

EXECUTIVE COMPENSATION

Messrs Brandys and Hopper, our officers and directors, were compensated in shares of common stock in the amount of $253,500 for their services and there are no plans to compensate them in the near future, unless and until we begin to realize revenues and become profitable in our business operations.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering . The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Name and address of beneficial owner	Number of shares before offering	Number of shares after offering if the maximum number of shares are sold in the offering	Percentage of ownership after offering if the maximum number of shares are sold in the offering
Allan W. Brandys 6211 Boundary Dr. W. Unit 16 Surrey, B.C. Canada V3X 3G7	2,500,000	2,500,000	35.71%
Douglas H. Hopper 72727 Kingsway Ave. Suite 907 Burnaby, B. C. Canada V5E 1G4	2,500,000	2,500,000	35.71%
All officers and directors as a group (2 persons)	5,000,000	5,000,000	71.43%

Messrs Brandy and Hopper are our only promoters.

Because Messrs Brandys and Hopper will control us after the offering, regardless of the number of shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is gone. This could result in a reduction in value to the shares you own because of the ineffective voting power.

Future sales by existing stockholders

A total of 5,000,000 shares of common stock were issued to the existing stockholders, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

A total of 5,000,000 shares of stock were issued to our two officers and directors. The average price of $0.05 was a result of services performed and repayment of advances. They will likely sell a portion of their stock if the market price goes above $0.05. If they do sell there stock into the market, the sales may cause the market price of the stock to drop.

DESCRIPTION OF SECURITIES

Common stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

* have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

* are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

* do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

* are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, the present stockholders will own approximately 71.43% of our outstanding shares.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Nevada anti-takeover provisions

There are no Nevada anti-take over provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034 and its telephone number is (469) 633-0101.

CERTAIN TRANSACTIONS

In May 2001, we issued a total of 5,000,000 shares of restricted common stock to Alan W. Brandys and Douglas H. Hopper, officers and directors of our company. This was accounted for as a compensation expense of $275,000.

Since our inception, Messrs. Brandys and Hopper, advanced and paid expenses on our behalf in the total sum of $11,500 which were used for organizational and start-up costs and operating capital. The advances in the amount of $11,000 are carried as a liability and will be repaid from the sale of zeolite, if any is discovered. As such, the $11,000 is carried as a liability and is still owing at July 31, 2001. The liability does not bear interest and has not been paid as of the date hereof. There are no documents reflecting the advances and they are not due on a specific date. Messrs Brandy and Hopper have agreed that the $11,000 will be forgiven by them if proceeds are not received from the sale of zeolites to repay them.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to July 31, 2001, included in this prospectus have been audited by John J. Geib, Chartered Accountant, Southcentre Executive Tower, 405, 11012 Macleod Trail South, Calgary, Alberta, Canada T2J 6A5, telephone (403) 259-4519 as set forth in their report included in this prospectus.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as legal counsel for our company.

FINANCIAL STATEMENTS

Our fiscal year end is July 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by an Independent Certified Public Accountant.

Our audited financial statements from inception to September 30, 2001 immediately follows:

INDEPENDENT AUDITOR=S REPORT

I have audited the accompanying balance sheet of Zeolite Exploration Company, an exploration stage enterprise, a State of Nevada corporation, as of July 31, 2001, and the related statements of operations, stockholders= equity and cash flows for the 81 days from May 11, 2001 (inception) to July 31, 2001. These financial statements are the responsibility of the Company=s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with U.S. generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zeolite Exploration Company as of July 31, 2001, and the results of its operations and its cash flows for the 81 days from May 11, 2001 (inception) to July 31, 2001, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has been in the exploration stage since its inception on May 11, 2001. Realization of a major portion of the assets is dependent upon the Company=s ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company=s ability to continue as a going concern. Management=s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Calgary, Alberta August 12, 2001	/s/ John J. Geib Chartered Accountant

ZEOLITE EXPLORATION COMPANY
(An Exploration Stage Company)
BALANCE SHEET

July 31, 2001                                                                                                                               US $

ASSETS
CURRENT
Cash	$11,000
OTHER ASSETS
Mining claims	500
$11,500 ================

LIABILITIES
CURRENT
Accounts payable	$11,000

SHAREHOLDERS= EQUITY
SHARE CAPITAL
Common stock, 100,000,000 shares authorized; $0.00001 par value; 5,000,000 shares issued and outstanding	50
Additional paid in capital	274,950
Accumulated deficit during exploration state	(274,500)
500
$11,500 ================

(The accompanying notes are an integral part of these financial statements)

ZEOLITE EXPLORATION COMPANY
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS

For the 81 Days Ended July 31, 2001                                                                                        US $

REVENUE	$-

EXPENSES
Consulting services provided by officers	253,500
Legal fees	20,000
General and administrative expenses	1,000
NET LOSS FOR THE PERIOD	$274,500 ================

NET LOSS PER COMMON SHARE BASIC AND DILUTED	$(0.05) ================

WEIGHTED AVERAGE NUMBER OF COMMON STOCK SHARES OUTSTANDING BASIC AND DILUTED	5,000,000 ================

(The accompanying notes are an integral part of these financial statements)

ZEOLITE EXPLORATION COMPANY
(An Exploration Stage Company)
STATEMENT OF SHAREHOLDERS= EQUITY

For The 81 Days Ended July 31, 2001

	Common Stock		Additional Paid-in Capital	Deficit Accumulated During Exploration Stage	Total
	Number of Shares	Amount
Issuance of common stock for mining claims and officers= compensation at $0.055 per share	5,000,000	$ 50	$ 274,950	$ -	$ 275,000

Period Ended July 31, 2001	-	-	-	(274,500)	(274,500)

Balance, July 31, 2001	5,000,000 =============	$ 50 =============	$ 274,950 ================	$ (274,500) ================	$ 500 ================

ZEOLITE EXPLORATION COMPANY
(An Exploration Stage Company)
STATEMENT OF CASH FLOWS

For The 81 Days Ended July 31, 2001                                                                US $

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(274,500)
Changes in non-cash working capital
Increase in trade payables	11,000
Adjustments to reconcile net loss to net cash used by operating activities
Stock issued for services	275,000
11,500

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of mining claim	(500)

CASH FLOWS FROM FINANCING ACTIVITIES	-

INCREASE IN CASH	11,000
CASH, BEGINNING OF PERIOD	-
CASH, END OF PERIOD	$11,000 =====================

(The accompanying notes are an integral part of these financial statements)

ZEOLITE EXPLORATION COMPANY
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
For The 81 Days Ended July 31, 2001

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Zeolite Mining Corporation (hereinafter "the Company") filed for incorporation on May 11, 2001 under the laws of the state of Nevada primarily for the purpose of acquiring, exploring and developing mineral properties. The Company=s fiscal year end is July 31st.

The Company is actively seeking additional capital and management believes that the Company can develop mineral properties, which it has acquired in British Columbia. However, there are inherent uncertainties in mining operations and management cannot provide assurances that it will be successful in this endeavor. Furthermore, the Company is in the exploration stage, as it has not realized any significant revenues from its planned operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company=s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

a) Accounting Method

The Company=s financial statements are prepared using the accrual method of accounting.

b) Use of Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated accounts.

c) Exploration Stage Activities

The Company has been in the exploration stage since its formation on May 11, 2001 and has not yet realized any revues from its planned operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Upon location of a commercial minable reserve, the Company expects to actively prepare the site for its extraction and enter a development stage.

ZEOLITE EXPLORATION COMPANY
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
For The 81 Days Ended July 31, 2001

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

d) Foreign Currency Transactions

Through the course of business, the Company has received services that were billed in a currency other than the United States dollar, the Company=s functional currency. Management has elected to value foreign currency transactions at average rates of exchange in effect during the reporting period. Realized gains and losses from foreign currency transactions are reflected in the results of operations.

e) Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all short term debt securities purchased with a maturity of three months or less to be cash equivalents.

f) Derivative Instruments

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (ASFAS@) No. 133, AAccounting for Derivative Instruments and Hedging Activities@. This standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

At July 31, 2001, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

g) Impaired Asset Policy

In March 1995, the Financial Accounting Standards Board issued a statement titled AAccounting for Impairment of Long-lived Assets@. In complying with this standard, the Company reviews its long-lived assets quarterly to determine if any events or changes in circumstances have transpired which indicate that the carrying value of its assets may not be recoverable. The Company does not believe any adjustments are needed to the carrying value of its assets at July 31, 2001.

h) Exploration Costs

In accordance with generally accepted accounting principles, the Company expenses exploration costs as incurred.

ZEOLITE EXPLORATION COMPANY
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
For The 81 Days Ended July 31, 2001

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

i) Provision for Taxes

At July 31, 2001, the Company had a net operating loss of approximately $274,500. No provision for taxes or tax benefit have been reported in the financial statements, as there is not a measurable means of assessing future profits or losses.

j) Basic and Diluted Loss Per Share

Loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time tat they were outstanding. Basic and diluted loss per share was the same, as there were no common stock equivalents outstanding.

k) Going Concern

The Company=s financial statements have been presented on a going concern basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company incurred a net loss of $274,500 for the period ended July 31, 2001, and had no sales. These conditions raise substantial doubt about the Company=s ability to continue as a going concern. Management has plans to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary in the event the Company cannot continue in existence.

3. COMMON STOCK

On May 11, 2001, 5,000,000 shares of common stock were issued to officers and directors only. There was no public offering of any securities. The above referenced shares were issued in payment of consulting services in the amount of $253,500, legal and administrative fees in the amount of $21,000 and acquisition of mining claims for $500. These shares were issued pursuant to exemption from registration contained in Section 4(2) of the Securities Act of 1933.

ZEOLITE EXPLORATION COMPANY
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENT
For The 81 Days Ended July 31, 2001

4. RELATED PARTIES

The Company occupies office space provided by an officer of the Company at no charge. The value of this space is not considered materially significant for financial reporting purposes.

The shareholders of the Company paid expenses and advanced funds on behalf of the Company, and were repaid by the issuance of Common Stock. See note 3.

5. COMMITMENTS AND CONTINGENCIES

a) Mining Industry

The Company is engaged in the exploration and development of mineral properties. At present there are no feasibility studies establishing proven and probable reserves.

Although the minerals exploration and mining industries are inherently speculative and subject to complex environmental regulations, the Company is unaware of any pending litigation or of any specific past or prospective matters which could impair the value of its mining claims.

b) Registration with the Securities and Exchange Commission

The Company is presently undertaking the required steps to register as a publicly traded company. In this regard, the Company has signed a contract with a securities attorney to assist in this matter. The total fees to be paid to the attorney amount to $20,000 of which $10,000 has been paid and is reflected in the accompanying financial statements. The remaining $10,000 is due thirty days after the Company=s registration statement is declared effective by the Securities and Exchange Commission.

c) Foreign Operations

The accompanying balance sheet includes $500 relating to the Company=s assets in Canada. Although this Country is considered politically and economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company=s operations.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1. Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.

2. Article XI of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

3. Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee
Printing Expenses
Accounting Fees and Expenses
Legal Fees and Expenses
Federal Taxes
State Taxes and Fees
Listing Fees
Engineering Fees
Blue Sky Fees/Expenses
Trustee and Transfer Agent Fee

	$ $ $ $ $ $ $ $ $ $	100.00 2,500.00 15,000.00 20,000.00 0.00 0.00 0.00 0.00 10,000.00 2,400.00
TOTAL		$50,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
Alan W. Brandys 6211 Boundary Dr. W. Unit 16 Surrey, British Columbia Canada V3X 3G7	5/11/01	2,500,000	Services valued at $126,750 and advances of $10,750
Douglas H. Hopper 203 - 828 W. Hastings. St. Vancouver, British Columbia Canada V6C 1C8	5/11/01	2,500,000	Services valued at $126,750 and advances of $10,750

We issued the foregoing restricted shares of common stock to Messrs Brandys and Hopper pursuant to Section 4(2) of the Securities Act of 1933. Messrs Brandys and Hopper are sophisticated investors, are officers and directors of the company, and where in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was made to anyone.

ITEM 27. EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation K. All Exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description
3.1 3.2 4.1 5.1 10.1 10.2 23.3 23.4 99.1

Articles of Incorporation.
Bylaws.
Specimen Stock Certificate.
Opinion of Conrad C. Lysiak, Esq. regarding the legality of the securities being registered.
Cash 5 Claim.
Cash 6 Claim.
Consent of John J. Geib, Chartered Accountant.
Consent of Conrad C. Lysiak, Esq.
Subscription Agreement.

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this amended Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada on this 3rd day of December, 2001.

ZEOLITE EXPLORATION COMPANY
BY:	/s/ Alan Brandys Alan W. Brandys, President, Chief Executive Officer, Principal Accounting Officer, Principal Financial Officer and a member of the Board of Directors

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Alan W. Brandys, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Alan Brandys Alan W. Brandys	President, Chief Executive Officer, Treasurer, Principal Accounting Officer, Principal Financial Officer and a member of the Board of Directors	12/3/2001
/s/ Douglas Hopper Douglas H. Hopper	Vice President, Secretary and a member of the Board of Directors	12/3/2001